Eve Air Mobility

Second Quarter 2023 Results



August 08, 2023

Eve Holding, Inc.

Second Quarter 2023

Financial highlights

Eve is a pre-operational company dedicated to the development of an eVTOL (electric Vertical Takeoff and Landing) aircraft and the Urban Air Mobility (UAM) ecosystem that includes the aircraft development, air traffic management systems as well as a Services & Support solutions. Eve is not yet producing revenue; we do not expect meaningful revenues during the development phase of our aircraft, and financial results should be mostly related to costs associated with the program development.

Eve reported a net loss of $31.4 million in 2Q23 versus $107.2 million in 2Q22. Setting aside non-recurring warrant-related expenses connected to Eve's PIPE investments and the merger with Zanite (SPAC transaction) of $87.4 million incurred in 2Q22, net loss was then $19.9 million. The higher recurring net losses in 2Q23 compared to the same period of 2022 were mostly driven by higher Research & Development (R&D) expenses, which are costs and activities necessary to advance the eVTOL design, including the Master Service Agreement (MSA) with Embraer, as well as higher recurring Selling, General & Administrative (SG&A) expenses. Higher R&D and recurring SG&A expenses during the quarter were partly offset by financial investment income and FX gains of $4.1 million in the 2Q23 versus a gain of $0.6 million in the 2Q22, on benefits from higher interest rates and cash position on Eve's financial investments.

R&D expenses were $21.8 million in 2Q23, compared with $10.4 million in 2Q22. Our R&D efforts are primarily driven by the MSA with Embraer that performs several developmental activities for Eve. These efforts continue to intensify as the design of Eve's eVTOL matures, including internal design, engineering, and program development and testing infrastructure.

SG&A expenses in 2Q22 were $15.7 million but included IPO and other non-recurring expenses. When excluding one-off items, which totaled approximately $9.6 million, SG&A expenses increased from approximately $6.1 million in the 2Q22 to $6.6 million in the 2Q23, reflecting mainly the higher number of direct employees at Eve – who perform critical corporate and administrative functions including, strategy, sales, legal, supply chain and finance activities. Lastly, R&D and SG&A labor expenses were also helped by the c.5% devaluation of the U.S. dollar versus the Brazilian Real as most of our costs were incurred in Brazil.

R&D expenses in the 1H2023 reached $43.3 million or more than double the amount spent in the 1H2022 of $19.5 million while SG&A expenses increased from $7.5 million in the 1H2022 (excluding non-recurring expenses) to $12.8 million in the 1H2023. Similar to the quarterly numbers, higher net losses in the 1H2023 compared to the same period of 2022 are driven by higher R&D activities necessary to progress the eVTOL design, including the MSA, and an increase on SG&A expenses.

Including employees contracted through the MSA with Embraer and its subsidiaries, Eve now has a headcount of approximately 630 people engaged in the development of its eVTOL and other elements of the UAM ecosystem, versus approximately 380 in 2Q22.

During the second quarter of 2023, Eve's total cash consumption was $27.8 million, versus $20.0 million in 2Q22. R&D associated with Eve's aircraft development and SG&A expenses mentioned above were the main contributors to the higher cash consumption during the quarter.

At the end of 2Q23, Eve's liquidity position was $269.0 million – including cash, cash equivalents, financial investments, and related-party loan with Embraer, versus $294.6 million at the end of 1Q23. As of 2Q23, Eve did not have any debt on its balance sheet. The proceeds from the business combination with Zanite Acquisition Corp., and strategic PIPE investors raised in 2022, combined with potential advances from customers and current and future finance lines are the main sources of capital to fund Eve's development and certification of its eVTOL.

Eve's 2Q23 total liquidity – including still-undrawn BNDES credit lines of $101.7 million (to be disbursed throughout 2023 and 2024), was $370.7 million.

Key Financial Indicators

USD MILLIONS	2Q23	2Q22	1H23	1H22
INCOME STATEMENT				
Research and Development	(21.8)	(10.4)	(43.3)	(19.5)
Selling, General and Administrative	(6.6)	(15.7)	(12.8)	(17.0)
Warrant expenses, change in fair value of derivative liabilities	(6.8)	(81.5)	(9.0)	(81.5)
Financial and Foreign Exchange Gain/(Loss)	4.1	0.6	8.4	1.0
Net Earnings (Loss)	(31.4)	(107.2)	(57.2)	(117.2)
CASH FLOW				
Net Cash Used in Operating Activities	(27.7)	(20.0)	(47.6)	(21.9)
Net Aditions to PP&E	(0.1)	-	(0.2)	-
Free Cash Flow*	(27.8)	(20.0)	(47.8)	(21.9)
Net Cash Provided by Financing Activities	(0.3)	337.7	(0.3)	337.7
	2Q23	2Q22	1H23	2H22
BALANCE SHEET				
Other Assets	2.5	0.2	2.5	2.1
Total Payables	27.6	16.3	27.6	22.4
Cash, Equivalents and Investments, Beginning of Period**	294.6	14.4	310.6	330.8
Cash, Equivalents and Investments, End of Period**	269.0	330.8	269.0	310.6
Total Debt	-	-	-	-
Total liquidity including BNDES Standby Facility*(1)	370.7	330.8	370.7	330.8

* Total Cash and Cash-Flow items are non-GAAP measures
** Includes Related Party Loans but does not include BNDES standby facility of ~$101.7 million
(1) Includes Cash and Cash equivalents of up to 90 days + investments above 90 days (including related party) + undrawn BNDES standby facility of $101.7 million

Milestones Checklist

Eve continues to advance its eVTOL testing phase and make strides toward key program milestones.

- **Selection of primary suppliers** ✓

During the Paris Air Show, on June 19, Eve announced three of our critical suppliers for our eVTOL. Nidec Aerospace LLC, a joint venture between Nidec Corporation and Embraer, will provide the electric propulsion system, BAE Systems will provide an advanced energy storage system and DUC Hélice Propellers will supply the rotors and propellers for the eVTOL. These suppliers and systems are essential to our design process and cover the necessary propulsion and power management to finalize the design and build of our first full-scale prototype.

Nidec AEROSPACE
A Nidec & Embraer Joint Venture

BAE SYSTEMS

DUC Hélices Propellers







In parallel, we continue to down select potential suppliers of other systems and expect to announce additional suppliers in 3Q23. These include components for flight avionics and required sensors, flight-control computers and actuation and cockpit controls, among others. We expect to conclude the supplier selection of all critical components in the upcoming months.

After the selection of all critical suppliers, Eve will continue to work in the selection of non-flight critical components such as cabin transparencies, external lighting, interior, and other ancillary items.

- **Aircraft systems architecture definition**

With propulsion, battery and propeller suppliers defined – and known requisites and specifications of each of these components (i.e., weight, power, size, required sub-systems), we concluded the architecture of our eVTOL.



Our aircraft continues to feature a Lift + Cruise configuration, which we believe to be the most efficient for urban missions. The latest concept includes an electric pusher powered by dual electric motors that provide propulsion redundancy while ensuring high performance and safety. While offering numerous advantages including lower cost of operation, fewer parts, optimized structures and systems, it has been developed to offer efficient thrust with a low sound profile.

With further wind-tunnel tests planned for later in 2023 and early 2024 – all of which are to be performed with powered lifters and pusher, we will have more precise performance-related metrics to feed into our flight simulators and improve the fidelity of these systems to ascertain expected performance envelope and improve pilot training.



Our cabin seats four passengers comfortably (plus one pilot) and was designed for functionality with a wide door for easy access. Additionally, the design concentrates on sensory involvement and uses sustainable materials for the interior, such as natural leather, cork, wool and composite materials for the walls. Our cabin has a variety of "moods" – to be used in different phases of the flights, via a large screen panel on the ceiling, and was shortlisted for the Crystal Cabin Award in 2023.

Lastly, we re-designed the baggage compartment of our aircraft – which we believe to be the best-in-class, and placed it at the rear of the cabin. We believe this adds to the user friendliness of our aircraft, potentially enhances its target audience and enables our aircraft to excel in the airport-to-downtown shuttle market. This improvement results from the suggestions and recommendations received during the last few months from partners and customers and are clear positive outcomes from the many Concepts of Operations (ConOps), simulations and Summits we have conducted the last few years.

Upcoming Milestones

While we completed the first two milestones for the 2023/2024 period – which will allow us to accelerate the development of our eVTOL, we continue to evolve in other important milestones:

- **First prototype**


MONTAGEM ASA E10-P93930-401-12C1

With defined suppliers for the propulsion and energy-storage systems and a defined architecture of our eVTOL, we will begin to manufacture the wing, fuselage and other structural parts of our eVTOL in 3Q23. Final assembly should begin in 4Q23.

In early August, we received the necessary tooling to be used in the manufacturing of the wing's root and tip liners and completed the first carbon fiber laminate material for our first prototype.

- **Initiate test campaign**

We expect to have the first full-scale prototype ready for the test campaign in early 2024. Our flexible approach to test systems independently will allow us to incorporate refinements into the design once we reach an ideal solution in an agile and cost-efficient fashion.

- **Trial software for Urban Air Traffic Management (Urban ATM)**

Throughout 2023, we plan to conclude the development of the next release of Eve's Urban ATM Software to test and deploy for trials with potential customers.

- **Total cash consumption**

With intensifying design efforts and the initial construction of our first commercially representative prototype, Eve expects to allocate between $130 and $150 million[1] towards the development program as well as SG&A expenses in 2023. This compares to $59.9 million invested in the program in 2022 and $47.8 million in 1H23. We are not revising our 2023 total cash consumption guidance at this point as we expect higher investments during the second half of the year driven by continuous engineering engagement, potential supplier payments and a weaker US dollar versus the Brazilian currency.

The additional program activities will require an increase in the number of engineering hours – via our Master Service Agreement (MSA) with Embraer as well as direct Eve personnel, and the acquisition of raw materials and parts/components to build our full-scale prototype. We also are intensifying the testing phase with numerous rigs and systems for the different individual components. We are confident that our current liquidity is sufficient to fund our operations, design and certification efforts into 2025. We also expect to start to access our stand-by, long-term finance lines of ~$102 million during the second half of 2023.

eVTOL Development Program



Eve continues to refine aircraft simulations with detailed component, system and sub-system specifications. With this more detailed information, our engineers can improve the fidelity of our models, increasing confidence levels and precision in the expected outcomes of different potential performance scenarios.

The various tests performed throughout this phase are part of Eve's building block approach to further enhance the maturity of our technology and eVTOL to deliver the best product to the market in a cost efficient and timely manner.

The findings are fed into our flight simulator to fine-tune flight-control laws, aircraft performance envelope and our fly-by-wire system for piloted tests. We also continue to mature the analysis of the transition between the hover and cruise phases of the flight with enhanced computational fluid dynamics (CFD) calculations to continue evolving the flight profile and load calculations.



These tests yield more details as to the expected controllability of the aircraft during flight and under different weather conditions (air pressure, temperature, prevailing winds, etc.), as well as passenger loads and component performance.

We continue to advance the technical knowledge of our eVTOL through the application of a dedicated motor and propeller rigs for high-performance, low-sound operation. Our engineers continue to employ other rigs to test different systems as well – such as batteries, stationary motors rig, stationary propeller rigs, all of which allow for more robust and frequent test cycles.

Our life-size, truck-mounted rig can simulate actual conditions which the vertical rotors will be subjected to, while turned off during the cruise phase of the flight. Real-life readings include aerodynamic drag, vibration, and sound emission among others and complement data from other fixed rigs as well as wind-tunnel tests.

1 Cash-consumption estimates are calculated using an expected exchange rate of R$5.20/US$1 for the full year of 2023.

Wind-tunnel tests allow engineers to monitor the flow of air over and around the vehicle and each of its individual parts. They are also used to measure the aerodynamic forces acting on the vehicle, allowing the team to evaluate the vehicle's lift, efficiency, flying characteristics and performance.

The main objective of the test was to investigate and validate how components including fuselage, rotors, wing, tail and other surfaces would perform in flight. Wind tunnel testing provides a unique view of aerodynamic behavior of complex geometry and provides a higher level of validation of design characteristics. The tests are part of an effort to acquire experimental data to validate production solutions, development tools and models, which also includes other test articles such as fixed and moving rigs, flying vehicles and other wind tunnel tests.

The information obtained during this phase of development has enabled us to further refine the technical solutions of our eVTOL before committing to production tooling and conforming prototypes. Our goal is to design, produce and certify an aerodynamic and efficient eVTOL that will be used for a variety of urban air mobility missions.

New eVTOL Orders

Given the largest backlog in the industry, our focus has been on strategic relationships and the collaborative development of launch city plans. During the second quarter of 2023, Eve signed non-binding Letters of Intent (LOIs) for a total of up to 80 eVTOL, bringing the orderbook to 2,850 units.



On June 20, Eve announced an LOI with Nordic Aviation Capital (NAC), a global leader in regional aircraft leasing, for a total of 30 aircraft. Furthermore, the LOI establishes that Eve will have the opportunity to utilize NAC's global presence and asset-management knowledge while NAC will lease its eVTOLs to fleet operators, supporting the development and scaling of innovative transportation operations.

As the third leasing company added to Eve's customer list, NAC plays a key role in the development, expansion and success of the eVTOL and UAM industry by providing financing, risk management and industry expertise in global markets. The partnership also allows Eve and NAC to diversify portfolios, encourage environmental conservation and technological advancement, and expand eVTOL leasing options. With the UAM industry focused on electric aircraft, successful collaboration emphasizes the development of environmentally friendly aviation technologies and propulsion systems for a more sustainable future.



On the same day, and also at the 54th International Paris Air Show, Eve announced the extension of its partnership with Widerøe Zero, including up to 50 eVTOLs, a service and operation solutions package, as well as the implementation of Eve's Urban Air Traffic Management (Urban ATM) software solution.

Importantly, Eve will provide comprehensive services to meet Widerøe Zero's needs and specifications. These include eVTOL maintenance, repair and overhaul (MRO), component repair management, spare parts management programs, battery lifecycle management, and data integration solutions, alongside operations solutions, such as training services, consultancy services, and on-site support for fleet Entry Into Service (EIS).

Additionally, the LOI involves implementing Eve's Urban ATM software to optimize the efficiency of Widerøe Zero's UAM flight operations by integrating its eVTOLs with other airspace users in low-level airspace, ensuring optimized performance and safety. Eve's Urban ATM solution offers tailored solutions, including integration with vertiport automation systems, vertiport resource availability management, flight planning and coordination services, and more.

Another key highlight of the extended partnership is the collaboration on the Air Mobility Labs project across Norway. The project will drive the development of future air mobility concepts tailored to regional needs, allowing for a deep understanding of the prospective customer journey and new air mobility solutions. Together, Eve and Widerøe Zero will spearhead the transformation of air travel by embracing sustainable practices and innovative technologies. The companies will also collaborate on developing potential solutions to address icing conditions in eVTOL operations. Widerøe's extensive experience operating in Norway, where icing conditions are prevalent, will provide valuable insights and expertise.

Eve's eVTOLs will connect people residing in sparsely populated regions with challenging geography. The eVTOL operations in Norway will enhance regional connectivity and contribute to reducing carbon emissions, aligning with Widerøe Zero's commitment to environmental sustainability. Widerøe Zero's vision of all domestic short-haul flights being electric complements Norway's goal of achieving carbon-neutral aviation by 2040. By joining forces with Eve, Widerøe Zero will have access to cutting-edge eVTOL technology, enabling it to accelerate its ambitious goal of electrifying a substantial portion of its fleet by 2030.



Lastly, Eve announced an LOI with Voar Aviation – a general aviation service company, for 70 eVTOL aircraft. The agreement also includes a potential partnership in which Voar will benefit from Eve's agnostic UAM service and operations solutions. This order was previously undisclosed and was already included in our backlog, so it does not constitute new aircraft orders.

Eve is at the forefront of the UAM industry and has consistently demonstrated its commitment to revolutionizing urban air transportation across the globe through a complete suite of solutions. Voar will provide its resources to assist Eve in modeling the UAM market in selected cities and support the seamless integration of eVTOLs into the urban environment by leveraging its extensive aviation infrastructure and knowledge.

Voar has plans to expand operations to various regions across Brazil. The company aims to operate in the main metropolitan areas and popular tourist destinations, such as São Paulo, Belo Horizonte, Brasília, Goiania, Vitória, Florianópolis, Camboriú, Fortaleza, Natal, Recife, and Salvador. This reinforces both companies' commitment to embracing new opportunities and providing innovative, sustainable and accessible transportation solutions for communities throughout Brazil.

Eve and Blade expand partnership for electric air mobility in Europe

Eve announced at the 54th International Paris Air Show an extension of the long-standing partnership with Blade to transform air transportation in Europe, starting with France, by laying the foundation to integrate Eve's eVTOL into Blade's European route network.



Last September, Blade acquired the charter and scheduled flight operations of three of the largest urban air mobility operators in Southern Europe: Monacair, Héli Sécurité, and Azur Hélicoptère. Their integration into the new MoU with Eve positions them as crucial contributors to ongoing technical and commercial discussions.

Blade is set to focus on developing practical applications for Advanced Air Mobility (AAM), including identifying future routes in France and other European countries that could support AAM operations. This approach will modernize the industry and build the sustainable infrastructure required to bring the concept of electric aviation to fruition.

As a reminder, Blade already has LOIs for a total of 260 of Eve's eVTOL, 200 in India and 60 in the United States.

Eve and United to bring electric commuter flights to San Francisco

Eve and United Airlines announced on June 14 plans to bring Urban Air Mobility (UAM) to San Francisco by launching electric commuter flights throughout the Bay Area. The announcement is an important first step as both companies will be working with local and state officials, infrastructure, energy and technology providers to ensure the appropriate infrastructure is in place to introduce eVTOL flights there. The companies are also working together to identify origin and destination areas and the future route network for Urban Air Mobility (UAM).

The goal is to provide residents and visitors to the San Francisco Bay area with efficient and cost-competitive transportation in one of the most densely populated urban areas in the U.S. The Bay Area is an optimal location for eVTOL service given its size, traffic, focus on sustainability, innovation and commitment to add other options for mobility.

In 2022, United announced a $15 million investment in Eve Air Mobility and a conditional purchase agreement for a total of 400 eVTOLs. This is part of its strategy to invest in cutting-edge technologies as the airline stakes out its position as a leader in investing in aviation sustainability and innovation technologies. United's investment in Eve was driven in part by confidence in the potential growth opportunities in the UAM market and Eve's unique relationship with Embraer, a trusted aircraft manufacturer with a proven track record of building and certifying aircraft over its 53-year history. A key element of the relationship includes access to Embraer's global service centers, parts warehouses and field service technicians, paving the way for a reliable operation. Eve's service and support network will be available to United's entire eVTOL fleet following entry into service.



Eve's eVTOL will offer United's customers a quick, economical and zero-carbon means to access its hub airports and commute in dense urban environments, as compared with conventional air taxis and other forms of traditional public transportation.

Eve completes development of its Urban ATM prototype

Eve announced on May 26 the completion of its Urban ATM prototype. The prototype focuses on concepts and services essential to support the introduction and scalability of UAM operations. Eve is now initiating the commercial product development of Urban ATM solutions to ensure UAM's airspace integration is successful.

The Urban ATM prototype was initially tested during Eve's Chicago Simulation Experience last September to support the validation of Urban ATM concepts and its integration into the UAM ecosystem. The simulation, which used helicopters as a substitute for eVTOLs, performed tests of Urban ATM technology in combination with simulating ground services, infrastructure and equipment requirements, along with vehicle and passenger journeys. The simulation provided essential feedback for Eve to advance the development of its commercial Urban ATM solutions through which customers will be able to enjoy tailored traffic management services that meet their needs and achieve efficient operations and resource optimizations.

Eve is engaging with Atech – Embraer's Air Traffic Control technology and system integrator company, to support the development of the Urban ATM software solution. Eve will leverage Atech's experience in developing aviation-grade products for the ATM systems in Brazil. To facilitate product adoption, Eve is leveraging partnerships with key organizations to share knowledge and multiple capabilities that will empower stakeholders. The partnerships established thus far include Halo Aviation, Blade India, Skyway, Bluenest, Volatus and Ferrovial. Eve has been collaborating with these partners through advisory groups to ensure that its software development aligns with their needs and will maximize the potential value of Urban ATM to their operations.

The company is also continuing to collaborate with regulators, air navigation service providers, fleet operators, vertiport developers, airports and other UAM ecosystems stakeholders across the Americas, Europe and Asia Pacific to advance concepts and begin developing technology to support the initial operation and scaling of UAM operations from an ATM perspective.

Eve selects first eVTOL production location in Brazil



Eve announced on July 20 that the first eVTOL production facility will be located in the city of Taubaté, in the state of São Paulo, Brazil. Subject to the final authorities' approval, the manufacturing plant will be situated on a designated portion of land within Embraer's existing unit in the city that will be expanded and adapted for eVTOL production.

The site benefits from a strategic logistical location, offering easy access via two highways and proximity to a railroad.

Another significant advantage is the proximity to Embraer's operations in São José dos Campos and Eve's engineering and human resources team, which will facilitate the development and sustainability of new production processes, enhancing Eve's agility and competitiveness.

In May 2022, Eve announced a partnership with Porsche Consulting to define Eve's eVTOL global manufacturing, supply chain and logistics macro strategy. The two companies have since worked together to research advanced manufacturing and innovation concepts and used their combined aeronautical and automotive expertise to design a concept of industrialization for eVTOL aircraft based on high safety, quality, efficiency and customer focus.

Eve Announces Johann Bordais as Chief Executive Officer

On July 31, Eve announced that its Board of Directors appointed Johann Bordais, current President and CEO of Embraer Services & Support, as Chief Executive Officer to be effective on September 1, 2023. Eve's co-CEOs, Andre Stein and Jerry DeMuro, will remain at Eve with new roles.

Johann Bordais has led Embraer's Services & Support business since its foundation in 2016. He was pivotal in transforming the area into Embraer's fast-growing and most profitable business of the company, with reported revenues of $1.3 billion in 2022, accounting for 28% of Embraer's total revenue. During his tenure at Embraer Services & Support, Bordais has transformed Embraer's aftersales business model, globalizing its solutions and guaranteeing customer satisfaction through innovation and integrated products, and providing a broad portfolio of solutions to customers in Commercial Aviation, Executive Jets and Defense, with over 2,300 people dedicated to supporting customers and their 5,700 aircraft worldwide.

Jerry DeMuro will remain at Eve as Executive Vice President of Corporate Development through the end of October 2023 to assist Johann in the transition. Mr. DeMuro joined the company in September 2021 as co-CEO and was instrumental in Eve's SPAC transaction, taking the company to a very successful NYSE listing that raised approximately $400 million from multiple strategic financial investors.

Andre Stein will assume the role of Chief Strategy Officer for Eve. Based in the United States, he will be responsible for defining Eve's strategy, including commercialization, growth and the development and execution of launch strategies with Eve's international partners and operators. Stein has over 25 years of experience in the aerospace industry with a focus on sales, product development and market strategy and has nurtured the Urban Air Mobility initiative since its inception, helping to define the industry's potential use-cases, markets and product characteristics, while contributing to Eve's spin-off process, NYSE listing and capital raise.

Due to the successful completion of Eve's launch phase and new demands of his schedule, Kenn Ricci has announced his intention to resign from the Eve Board of Directors at the end of October 2023. At that time, the expectation is Jerry DeMuro will be appointed to replace Kenn Ricci on Eve's Board of Directors.

Backlog, order pipeline

Currently, Eve's order pipeline totals 2,850 units with a total backlog value of approximately $8.6 billion. Our initial order pipeline is based on non-binding letters of intent (LOI) and therefore subject to change, consistent with common aviation practices.

Eve's current client base is comprised of 28 customers, with no client representing more than 14% of the total order book, including options. The order book is further diversified by the industries in which these customers operate, with fixed-wing operators representing 40%, helicopter operators 24%, ride-sharing platforms 15%, lessors 15%, and the remaining orders are from a contract between BAE and Embraer.

Lastly, Eve has received LOI's from clients in 14 different countries spread over five continents. The Americas is home to close to two thirds of Eve's orders (North is 44% and South 17%), while Europe accounts for 19% of orders, and Asia 12%.


Total orders by region*
Middle East 1%
Africa 2%
Oceania 5%
Asia 12%
North America 44%
Europe 19%
South America 17%


Total orders by customer type*
685
1,150
430
435
150
2,850
HELISUL
ASCENT
BAE SYSTEMS
VOAR
Undisclosed
Helicopter
Fixed wing op.
Lessor
Ride-sharing
Other
Total

*until August 7th
** Non-binding backlog

Largest and **Most Diversified Backlog**** in the Industry

Rather than relying on traditional combustion engines, eVTOL (electric Vertical Take Off and Landing) aircraft are designed to use electric motors, providing an alternative means of transportation in urban markets that do not produce carbon emissions. Eve's design uses a conventional fixed wing and empennage, rotors and a pusher, giving it a practical and intuitive lift-plus-cruise design, which favors safety, efficiency, reliability and certifiability, while being environmentally friendly at the same time.

With an expected range of 60 miles (approx. 100 kilometers), Eve's aircraft have the potential to not only offer a sustainable and affordable commute, but also to reduce sound levels compared to current conventional helicopters.

Its human-centered design ensures the comfort of passengers, the pilot and the community by minimizing sound. The all-electric aircraft features dedicated rotors for vertical flight and fixed wings to fly on cruise, with no components required to change position during flight. It will be piloted at launch but evolving towards uncrewed operations in the future.

Eve's eVTOL is scheduled to enter service in 2026.

In parallel, Eve is creating a new air-traffic-management (ATM) solution, specifically designed to help safely scale the UAM industry. This software is intended to perform at the same safety level as Embraer's existing ATM software – provided by its subsidiary, Atech – and expected to be a strategic asset to support the growth of the entire UAM ecosystem.



Financial Performance

Income statement

Unaudited (US dollars, except where noted)

	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Operating expenses				
Research and development	$ 21,821,255	$ 10,417,278	$ 43,349,593	$ 19,531,965
Selling, general and administrative	6,633,106	15,728,933	12,787,425	17,046,966
New Warrants expenses	-	87,352,000	-	87,352,000
Loss from operations	(28,454,361)	(113,498,211)	(56,137,018)	(123,930,931)
Change in fair value of derivative liabilities	(6,784,425)	5,842,500	(8,978,925)	5,842,500
Financial investment income	2,982,448	824,567	6,236,848	887,948
Other financial gain/(loss), net	1,149,332	(260,713)	2,173,822	98,618
Loss before income taxes	(31,107,006)	(107,091,857)	(56,705,273)	(117,101,865)
Income tax expense	(303,020)	(129,708)	(476,735)	(129,708)
Net loss	$ (31,410,026)	$(107,221,565)	$ (57,182,008)	$(117,231,573)
Net loss per share basic and diluted	$ (0.11)	$ (0.43)	$ (0.21)	$ (0.50)
Weighted-average number of shares outstanding – basic and diluted	275,632,354	248,989,790	275,563,187	234,574,977

Balance sheet

Unaudited (US dollars, except where noted)

	June 30, 2023	December 31, 2022
ASSETS		
Current assets		
Cash and cash equivalents	$ 33,591,771	$ 49,146,063
Financial investments	150,782,326	178,781,549
Related party receivables	313,762	203,712
Related party loan receivable	84,641,828	82,650,375
Other current assets	1,461,953	1,425,507
Total current assets	270,791,640	312,207,206
Property, plant & equipment, net	513,833	451,586
Right-of-use assets, net	550,129	216,636
Total assets	$ 271,855,602	$ 312,875,428
LIABILITIES AND STOCKHOLDERS' EQUITY		
Current liabilities		
Accounts payable	$ 2,350,540	$ 2,097,097
Related party payables	17,733,475	12,625,243
Derivative financial instruments	12,541,425	3,562,500
Other payables	5,961,337	6,648,171
Total current liabilities	38,586,777	24,933,011
Other non-current payables	1,530,522	1,020,074
Total liabilities	40,117,299	25,953,085
Stockholders' Equity		
Common stock, $0.001 par value	269,164	269,094
Additional paid-in capital	505,659,469	503,661,571
Accumulated deficit	(274,190,330)	(217,008,322)
Total stockholders' equity	231,738,303	286,922,343
Total liabilities and stockholders' equity	$ 271,855,602	$ 312,875,428

Cash flow statement

Unaudited (US dollars, except where noted)

	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Cash flows from operating activities:		
Net loss	$ (57,182,008)	$(117,231,573)
Adjustments to reconcile net loss to net cash used in operating activities:		
Depreciation and loss on disposal of property	103,133	-
Non-cash lease expenses	33,710	-
Unrealized gain on exchange rate translation	(335,838)	(136,644)
Share-based compensation	1,805,122	1,935,988
Warrant expenses	480,000	88,380,182
Change in fair value of derivative financial instruments	8,978,925	(5,842,500)
Changes in operating assets and liabilities:		
Accrued interest on financial investments, net	(4,000,777)	(464,652)
Accrued interest on related party loan receivable	(1,991,453)	-
Other assets	20,407	6,098,874
Related party receivables	(109,329)	(36,943)
Accounts payable	201,622	2,623,858
Related party payables	5,074,539	1,094,121
Other payables	(681,889)	1,725,014
Net cash used by operating activities	(47,603,836)	(21,854,275)
Cash flows from investing activities:		
Redemptions of financial investments	57,500,000	-
Purchases of financial investments	(25,500,000)	(154,000,000)
Expenditures for property, plant and equipment	(165,380)	-
Net cash provided (used) by investing activities	31,834,620	(154,000,000)
Cash flows from financing activities:		
Tax withholding on share-based compensation	(287,154)	-
Capital contribution net of transaction costs reimbursed to Zanite	-	354,830,252
Transaction Costs reimbursed to parent	-	(15,754,066)
Distribution to parent, net	-	(1,372,633)
Net cash provided (used) by financing activities	(287,154)	337,703,553
Effect of exchange rate changes on cash and cash equivalents	502,078	90,753
Decrease in cash and cash equivalents	(15,554,292)	161,940,031
Cash and cash equivalents at the beginning of the period	49,146,063	14,376,523
Cash and cash equivalents at the end of the period	$ 33,591,771	$ 176,316,554
Supplemental disclosure of cash information		
Cash paid for:		
Income tax paid	$ 387,893	$ -
Supplemental disclosure of other non-cash investing and financing activities		
Recognition of right-of-use assets and operating lease liabilities	$ 359,516	$ -
Issuance of common stock for vested RSUs	$ 954,000	$ 1,584,800

Webcast details

Management will discuss the results on a conference call on **August 8, 2023 at 9:00 a.m. (Eastern Time)**. The webcast will be publicly available in the Upcoming Events section of the company website (www.eveairmobility.com).

To listen by phone, please dial 1-877-704-4453 or 1-201-389-0920. A replay of the call will be available until August 22, 2023, by dialing 1-844-512-2921 or 1-412-317-6671 and entering passcode 13739495.

Upcoming Events

Eve senior management is scheduled to attend the following investor events:

Santander Annual Conference – São Paulo, Brazil (Aug. 22-23)

TD Cowen Airline & Transportation Conference – Boston, MA (Sept. 6)

2023 Aircraft Builders Council Annual Conference – Naples, Fla. (Sept. 10-12)

Piper Sandler Growth Frontier Conference – Nashville, Tenn. (Sept. 11-13)

Glossary of Commonly-Used Terms

ACMI – Aircraft, Crew, Maintenance and Insurance

AL – Airworthiness Limitations

AMP – Aircraft Maintenance Program

ANAC – Agência de Aviação Civil

ATC – Air Traffic Control

ATM – Air Traffic Management

Capex – Capital expenditures for the development of expansion of the telecommunications infrastructure

COGS – Cost of Goods Sold

ConOps – Concept of Operations

CPA – Capacity Purchase Agreements

DMC – Direct Maintenance Cost

EASA – European Union Aviation Safety Agency

EIS – Environment Impact Statement / Entry Into Service

Embraer – A global aerospace company headquartered in Brazil, Embraer has businesses in Commercial and Executive aviation, Defense & Security and Agricultural Aviation. The company designs, develops, manufactures and markets aircraft and systems, providing Services & Support to customers after-sales.

Embraer is the leading manufacturer of commercial jets up to 150 seats and the main exporter of high value-added goods in Brazil. The company maintains industrial units, offices, service and parts distribution centers, among other activities, across the Americas, Africa, Asia and Europe.

Embraer holds 238,5million Eve shares, or 87% of our equity.

eVTOL – electric Vertical Take Off and Landing aircraft

FAA – Federal Aviation Agency

GAMA – General Aviation Manufacturers Association

IMC – Instrument Meteorological Condition

LOI – Letter of Intent for new aircraft orders and/or business partnership

MEL – Minimum Equipment List

MOU – Memorandum of Understanding

MPP – Master Phase Plan

MRB – Maintenance Review Board

MRO – Maintenance, Repair and Operations

MSA – Master Service Agreement

OEM – Original Equipment Manufacturer

PBH – Pay-by-the-hour contracts

PDP – Progressive Down Payment

POC – Proof of Concept

PSA – Product Support Agreements

QMS – Quality Management System

Research and Development (R&D) – Accrued expenses related to the development of technologies of our eVTOL aircraft and UATM solutions

S&S MPP – Service and Support Master Phase Plan

SoS – System of Systems

SoSE – System-of-Systems Engineering

SVO – Simplified Vehicle operation

T&M – Time and Materials contracts

TRL – Technology Readiness Level

UAM – Urban Air Mobility

UAS – Unmanned Aircraft Systems

UATM – Urban Air Traffic Management



About Eve Holding, Inc.

Eve is dedicated to accelerating the Urban Air Mobility ecosystem. Benefitting from a start-up mindset, backed by Embraer S.A.'s more than 50-year history of aerospace expertise, and with a singular focus, Eve is taking a holistic approach to progressing the UAM ecosystem, with an advanced eVTOL project, comprehensive global services and support network and a unique air traffic management solution. Since May 10, 2022, Eve is listed on the New York Stock Exchange, where its shares of common stock and public warrants trade under the tickers "EVEX" and "EVEXW".

Forward Looking Statements

Certain statements in this press release include "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "estimate," "plan," "project," "forecast," "intend," "will," "expect," "anticipate," "believe," "seek," "target", "may", "intend", "predict", "should", "would", "predict", "potential", "seem", "future", "outlook" or other similar expressions (or negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters. All statements other than statements of historical facts are forward-looking statements and include, but are not limited to, statements regarding the Company's expectations with respect to future performance and anticipated financial impacts of the business combination. These statements are based on various assumptions, whether or not identified herein, and on the current expectations of the Company's management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions, and such differences may be material. Many actual events and circumstances are beyond the control of the Company.

These forward-looking statements are subject to a number of risks and uncertainties, including: (i) changes in domestic and foreign business, market, financial, political and legal conditions; (ii) failure to realize the anticipated benefits of the business combination with Zanite Acquisition Corp.; (iii) risks relating to the uncertainty of the projected financial information with respect to the Company; (iv) the outcome of any legal proceedings that may be instituted against the Company related to the completion of the business combination; (v) future global, regional or local economic and market conditions, including the growth and development of the urban air mobility market; (vi) the development, effects and enforcement of laws and regulations; (vii) the Company's ability to grow and manage future growth, maintain relationships with customers and suppliers and retain its key employees; (viii) the Company's ability to develop new products and solutions, bring them to market in a timely manner, and make enhancements to its platform; (ix) the Company's ability to successfully develop, obtain certification for and commercialize its aircraft, (x) the effects of competition on the Company's future business; (xi) the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries; (xi) the impact of the global COVID-19 pandemic and (xii) those factors discussed under the heading "Risk Factors" in the Company's Registration Statement on Form S-1/A filed on January 13, 2023, and subsequent filings with the Securities and Exchange Commission (SEC). If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect the Company's expectations, plans or forecasts of future events and views as of the date of this press release. The Company anticipates that subsequent events and developments will cause the Company's assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's assessments as of any date subsequent to the date of this press release and undue reliance should not be placed upon the forward-looking statements.

Investor Relations:
Lucio Aldworth
Caio Pinez
investors@eveairmobility.com
https://ir.eveairmobility.com/

Media:
media@eveairmobility.com